Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES RESULTS

SAN FRANCISCO – January 7, 2016 – Gap Inc. (NYSE: GPS) today reported that net sales for the five-week period ended January 2, 2016 decreased 4 percent to $2.01 billion, compared with net sales of $2.10 billion for the five-week period ended January 3, 2015.

On a constant currency basis, December 2015 net sales decreased 3 percent when compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

“As we bring the holiday season to a close, we look forward to delivering new Spring collections across our brands,” said Sabrina Simmons, chief financial officer of Gap Inc.

December Comparable Sales Results
Gap Inc.’s comparable sales for December 2015 were down 5 percent versus a 1 percent increase last year. Comparable sales by global brand for December 2015 were as follows:

•	Gap Global: negative 2 percent versus negative 5 percent last year

•	Banana Republic Global: negative 9 percent versus flat last year

•	Old Navy Global: negative 7 percent versus positive 8 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on January 7, 2016 and available for replay until 1:15 p.m. Pacific Time on January 15, 2016.

January Sales
The company will report January sales at 1:15 p.m. Pacific Time on Monday, February 8, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Jack Calandra (415) 427-1726 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com